Exhibit 99.1

NEWS ANNOUNCEMENT	For Immediate Release

NEXSTAR BROADCASTING REPORTS FIRST QUARTER REVENUE OF $55.5

MILLION REFLECTING 35% RISE IN RETRANSMISSION AND e-MEDIA REVENUE

Irving, TX – May 15, 2009 – Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) today reported financial results for the first quarter ended March 31, 2009.

Summary 2009 First Quarter Highlights:

Net revenue for the quarter ended March 31, 2009 totaled $55.5 million, a 12.9% decline from $63.7 million in the first quarter of 2008. The $63.7 million of 2008 first quarter net revenue is inclusive of approximately $1.7 million of net political advertising revenue, while the 2009 first quarter reflects approximately $0.4 million of net political advertising revenue.

First quarter 2009 total operating expenses declined 11% from the same period in 2008. The Company incurred a loss from operations of $1.3 million for the three months ended March 31, 2009. The 2009 first quarter operating loss is inclusive of $2.9 million of expenses (reflected in corporate expenses) related to the exchange offer completed during the quarter and a gain of $2.3 million related to asset exchange and disposals. In the year ago period, Nexstar reported an operating loss of $0.1 million inclusive of a $7.2 million one-time, non-cash contract termination charge and a $0.9 million asset exchange gain.

Broadcast cash flow totaled $14.2 million in the first quarter of 2009 compared with $21.3 million for the same period in 2008. Adjusted EBITDA totaled $7.5 million for the first quarter of 2009, compared to $18.1 million in the first quarter of 2008.

CEO Comment

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc., commented, “Nexstar’s first quarter revenue performance again proved to be industry leading. The growth of the Company’s diversified high-margin revenue streams softened the impact of the challenging economy. First quarter e-MEDIA revenues increased 17.7% to $2.4 million while retransmission consent revenues grew 42.2% to $6.6 million in the first quarter of ‘09 compared to the same period last year.

“Additionally, in the first quarter we repurchased approximately $29.0 million of our outstanding notes at a substantial discount to face value and exchanged $143.6 million of our outstanding 7% Senior Subordinated cash interest paying Notes due 2014 for $142.3 million of Nexstar Broadcasting’s 7% Senior Subordinated Payment In Kind (PIK) notes due 2014. Together, these actions will reduce our 2009 cash interest obligations by approximately $12.0 million while

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Nexstar Broadcasting Group Q1 2009 Results, 5/15/09	page 2

strengthening our balance sheet. Also, we proactively initiated company-wide expense management measures involving regional back office consolidation and other cost reduction programs in response to the soft advertising environment.

“Nexstar continues to introduce and develop high margin revenue streams. Late in the first quarter, the Company entered into an agreement with Four Points Media, an affiliate of Cerberus Capital Management, L.P., whereby Nexstar provides management services for seven Four Points’ television stations in four markets. Nexstar will receive quarterly management fees and an annual incentive fee based on improving the operating results of these stations. We’re extremely excited about this opportunity as management agreements represent a new revenue stream which will accelerate our balance sheet de-leveraging and could lead to additional similar arrangements.

“Lastly, Nexstar was also active in strategically managing its station portfolio with de-leveraging and accretive station acquisitions as the Company purchased KARZ-TV in Little Rock, Arkansas, which created the 19th duopoly for the Company. Earlier this month, the Company entered the Florida market with the acquisition of Jacksonville’s WCWJ-TV. The recently acquired stations as well as new management fees and expected continued growth of our e-MEDIA and retransmission consent revenue streams will help offset the impact of lower political revenues and the weak economy in the balance of 2009.”

Outstanding Debt

The Company’s total net debt at March 31, 2009 was $640.0 million. As defined in the Company’s credit agreement, consolidated total net debt was $476.0 at March 31, 2009. This excludes approximately $125.4 million of senior subordinated 7% PIK notes as well as approximately $38.6 million of senior subordinated 12% PIK notes and cash on hand.

During the first quarter, the Company repurchased approximately $27.8 million of the 11.375% senior discount notes and $1.0 million of the 7% senior subordinated notes resulting in a pre-tax gain of $18.6 million.

As defined in the Company’s credit agreement, the Company’s total leverage ratio at March 31, 2009 was 5.06x compared to a total permitted leverage covenant of 6.50x.

Total interest expense in the first quarter of 2009 was $9.9 million, compared to $14.0 million for the same period in 2008. Cash interest expense for the first quarter of 2009 was $8.2 million, compared to $10.1 million for the same period in 2008.

Debt Exchange

On March 30, 2009, Nexstar Broadcasting, Inc. (“Nexstar Broadcasting”), an indirect subsidiary of Nexstar Broadcasting Group, Inc., competed its previously announced offer to exchange up to $143.6 million in aggregate principal amount of its outstanding 7% Senior Subordinated Notes due 2014 (the “Old Notes”) for (i) up to $142.3 million in aggregate principal amount of Nexstar Broadcasting’s 7% Senior Subordinated PIK Notes due 2014 (the “New Notes”), to be guaranteed by each of the existing guarantors to the Old Notes, and (ii) cash. The exchange

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Nexstar Broadcasting Group Q1 2009 Results, 5/15/09	page 3

offer expired at 12:00 midnight, New York City time, on March 26, 2009 and a total of approximately $190.7 million in aggregate principal amount of Old Notes (approximately 99.6%) were tendered for exchange prior to the expiration date of the exchange offer, which exceeded the minimum condition of the exchange offer of $114.9 million.

The aggregate principal amount of Old Notes tendered in the exchange offer in excess of $143.6 million was reduced on a pro rata basis among all tendering holders. As a result of the exchange offer, Nexstar Broadcasting now has in excess of $142.3 in aggregate principal amount of New Notes outstanding and approximately $47.9 million in aggregate principal amount of Old Notes outstanding.

First Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today. Senior management will discuss the financial results and host a question and answer session. A live audio webcast of the call will be accessible to the public on Nexstar’s web site, www.nexstar.tv. A recording of the webcast will subsequently be archived on the site. The dial in number for the audio conference call is 212/231-6040 (212/231-6005 for international callers); no access code is needed. A replay of the call will be available through May 20, 2009 by dialing 800/633-8284 (402/977-9140 for International callers) and entering access code (21424765).

Definitions and Disclosures Regarding non-GAAP Financial Information

Broadcast cash flow is calculated as income from operations, plus corporate expenses, depreciation, amortization of intangible assets and broadcast rights (excluding barter), non-cash contract termination fees, non-cash impairment charges, loss (gain) on asset exchange and loss (gain) on asset disposal, net, minus broadcast rights payments.

Adjusted EBITDA is calculated as broadcast cash flow less corporate expenses.

Free cash flow is calculated as income from operations plus depreciation, amortization of intangible assets and broadcast rights (excluding barter), non-cash contract termination fees, non-cash impairment charges, loss (gain) on asset exchange, loss (gain) on asset disposal, net, and non-cash stock option expense, less payments for broadcast rights, cash interest expense, capital expenditures and net cash income taxes.

Broadcast cash flow, adjusted EBITDA and free cash flow results are non-GAAP financial measures. Nexstar believes the presentation of these non-GAAP measures are useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, TBAs or LMAs. Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business. For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

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Nexstar Broadcasting Group Q1 2009 Results, 5/15/09	page 4

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group currently owns, operates, programs or provides sales and other services to 63 television stations in 34 markets in the states of Illinois, Indiana, Maryland, Missouri, Montana, Texas, Pennsylvania, Louisiana, Arkansas, Alabama, New York, Rhode Island, Utah and Florida. Nexstar’s television station group includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW and reaches approximately 13 million viewers or approximately 11.5% of all U.S. television households.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Shirley Green	Joseph Jaffoni, Ratula Roy
Controller, Interim Chief Financial Officer	Jaffoni & Collins Incorporated
Nexstar Broadcasting Group, Inc.	(212) 835-8500 or nxst@jcir.com
(972) 373-8800

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Nexstar Broadcasting Group Q1 2009 Results, 5/15/09	page 5

Nexstar Broadcasting Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
	(Unaudited)
Net revenue	$55,468	$63,712

Operating expenses (income):
Station direct operating expenses, net of trade (exclusive of depreciation and amortization shown separately below)	17,808	18,076
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	16,704	17,662
Restructure charge	356	—
Non-cash contract termination fees	—	7,167
Gain on asset exchange	(1,660)	(850)
Loss (gain) on asset disposal, net	(591)	35
Trade and barter expense	4,212	4,509
Corporate expenses	6,767	3,223
Amortization of broadcast rights, excluding barter	2,095	2,246
Amortization of intangible assets	5,892	6,372
Depreciation	5,196	5,333

Total operating expenses	56,779	63,773

Loss from operations	(1,311)	(61)
Interest expense, including amortization of debt financing costs	(9,860)	(13,989)
Gain on debt retirement	18,567	—
Interest and other income	35	401

Income (loss) before income taxes	7,431	(13,649)
Income tax expense	(1,379)	(1,679)

Net Income (loss)	$6,052	$(15,328)

Basic and diluted net loss per share	$0.21	$(0.54)
Basic and diluted weighted average number of shares outstanding	28,425	28,418

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Nexstar Broadcasting Group Q1 2009 Results, 5/15/09	page 6

Nexstar Broadcasting Group, Inc.

Reconciliation Between Actual Consolidated Statements of Operations

and Broadcast Cash Flow and EBITDA (Non-GAAP Measures)

(in thousands)

	Three Months Ended March 31,
	2009	2008
	(Unaudited)
Loss from operations	$(1,311)	$(61)
Add:
Depreciation	5,196	5,333
Amortization of intangible assets	5,892	6,372
Amortization of broadcast rights, excluding barter	2,095	2,246
(Gain) loss on asset exchange	(1,660)	(850)
(Gain) loss on asset disposal, net	(591)	35
Corporate expenses	6,767	3,223
Non-cash contract termination fees	—	7,167

Less:
Payments for broadcast rights	2,161	2,141

Broadcast cash flow	$14,227	$21,324

Less:
Corporate expenses	6,767	3,223

Adjusted EBITDA	$7,460	$18,101

Nexstar Broadcasting Group, Inc.

Reconciliation Between Actual Consolidated Statements of Operations

and Free Cash Flow (Non-GAAP Measure)

(in thousands)

	Three Months Ended March 31,
	2009	2008
	(Unaudited)
Loss from operations	$(1,311)	$(61)
Add:
Depreciation	5,196	5,333
Amortization of intangible assets	5,892	6,372
Amortization of broadcast rights, excluding barter	2,095	2,246
(Gain) loss asset exchange	(1,660)	(850)
(Gain) loss on asset disposal, net	(591)	35
Non-cash stock option expense	429	647
Non-cash contract termination fees	—	7,167

Less:
Payments for broadcast rights	2,161	2,141
Cash interest expense	8,157	10,116
Capital expenditures	3,234	4,246
Cash income taxes, net of refunds	(2)	44

Free cash flow	$(3,500)	$4,342

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